Exhibit 10.4

CONFORMED COPY

Dated           August 2003

THE MANAGERS

and

XTX HGCAPITAL JERSEY LIMITED

and

THE COMPANY

and

THE EXISTING SHAREHOLDERS

and

THE ADDITIONAL WARRANTY COVENANTORS

INVESTMENT AND SHAREHOLDERS
AGREEMENT RELATING TO
XYRATEX GROUP LIMITED

One Silk Street

London EC2Y 8HQ

Telephone (44-20) 7456 2000

Facsimile (44-20) 7456 2222

Ref Richard Youle

Table of Contents

Clause

1	Interpretation

2	Conditions

3	Completion and subscription

4	Warranties

5	Limitation of Warrantors’ liability

6	Fraud and wilful misconduct or concealment

7	Mitigation of Losses

8	Claims by NewCo

9	Warranties and undertakings relating to NewCo

10	Covenants by the Managers

11	Covenants relating to the Company

12	Directors

13	Board meetings and committees of Directors

14	Reserved matters

15	Budgets and information

16	Confidentiality

17	Exit

18	Transfers and issue of Shares

19	Termination

20	Public announcements

21	Notices

i

ii

This Agreement is made on                August 2003 between:

(1)          THE PERSONS whose names and addresses are set out in Part 1 of Schedule 1 (the “Managers” and each a “Manager”);

(2)          XTX HGCAPITAL JERSEY LIMITED, (registered no. 85828) whose registered office is at 22 Grenville Street, St Helier, Jersey JE4 8PX (the “NewCo”);

(3)          XYRATEX GROUP LIMITED, (registered no. 4057904) whose registered office is at Langstone Road, Havant, Hampshire PO9 1SA (the “Company”); and

(4)          THE PERSONS whose names and addresses are set out in Part 3 of Schedule 1 (the “Existing Shareholders”).

(5)          THE ADDITIONAL WARRANTY COVENANTORS whose names and addresses are set out in Part 4 of Schedule 1 (the “Additional Warranty Covenantors”)

Recitals:

(A)         The Company is a private company limited by shares, brief particulars of which are set out in Part 1 of Schedule 2.

(B)          The Managers are the legal and beneficial owners of the Xyratex Shares set opposite their names in Part 1 of Schedule 1.

(C)          The Existing Shareholders are the legal and beneficial owners of the Xyratex Shares set opposite their names in Part 3 of Schedule 1.

(D)         The matters set out in Clause 2 have been or will be effected on or prior to Completion and on that basis, NewCo will subscribe for the NewCo Shares.

(E)          Taking into account the Share Repurchase, NewCo intends to acquire up to 60% of the fully diluted issued share capital of the Company pursuant to the Offer.

(F)          The Additional Warranty Covenantors have agreed to join in this agreement solely for the purpose of giving the covenant set out in Clause 4.3.

It is agreed as follows:

1             Interpretation

In this Agreement (including the Recitals):

1.1         Definitions

“A Shareholder” means a holder of A Shares;

“A Shares” means the A Preferred Ordinary Shares of £0.01 each in the capital of the Company having the rights set out in the Articles;

“A Director” means the director to be appointed pursuant to Clause 12.3;

“Accountants’ Report” means the report on the Company by PricewaterhouseCoopers dated 6 August 2003 in the agreed form;

“Accounts” means the consolidated audited accounts of the Group for the 12 month period ending 30 November 2002;

“Act” means the Companies Act 1985 as amended by the Companies Act 1989;

“acting in concert” shall have the meaning set out in the Code, save that the parties to this Agreement shall not be deemed to be acting in concert solely by reason of their having executed and their acting in accordance with this Agreement;

“agreed form” means a document in the form agreed on behalf of the Managers, the Existing Shareholders and NewCo and initialled on behalf of each of them for the purposes of identification only;

“Articles” mean the new articles of association of the Company in the agreed form to be adopted on Completion, as amended from time to time;

“Auditors” mean PriceWaterhouseCoopers LLP of The Quay, 30 Channel Way, Ocean Village, Southampton, SO14 3QG or such other firm of Chartered Accountants appointed auditors of the Company from time to time;

“B Director” means a director appointed by the holders of a Majority of B Shares in accordance with Clause 12.1 and “B Directors” shall be construed accordingly;

“B Shareholder(s)” means a holder of B Shares;

“B Shares” means the B Preferred Ordinary Shares of £0.01 each in the capital of the Company having the rights set out in the Articles;

“Bank” means HSBC Bank plc;

“Board” means the board of directors of the Company or an authorised committee of the Board;

“Business” means the business of the Group, as more fully described in the Business Plan;

“Business Day” means a day which is not a Saturday or Sunday or a bank or public holiday in England and Wales;

“Business Plan” means the business plan for the Group prepared from time to time by the Managers and approved in accordance with Clause 13.2;

“Business Prospects Warranties” means those Warranties other than the Existing Business Warranties, and the Warranties at paragraphs 7.2, 7.3, 7.5 and 7.6 of Schedule 3;

“C Shareholder” means a holder of C Shares;

“C Shares” means the C Ordinary Shares of £0.01 each in the capital of the Company having the rights set out in the Articles;

“Code” means the City Code on Takeovers and Mergers;

“Completion” means completion of this Agreement in accordance with Clause 3;

“connected person” shall have the meaning given to that expression in Section 839 of ICTA;

“Conditions” means the conditions to Completion set out in Clause 2;

“Deed of Adherence” means a deed substantially in the form set out in Schedule 5;

“Directors” means the directors for the time being of the Company and “Director” means any one of them;

“Disclosure Documents” means the documents listed in the Schedule to the Disclosure Letter;

“Disclosure Letter” means the letter dated the same date as this Agreement from the Warrantors to NewCo in the agreed form relating to the Warranties;

“EBT” means the Havant International Employee Benefits Trust;

“Effective Date” shall mean in the case of the Existing Shareholders the date of Completion and in the case of the Managers shall mean the date such Manager ceases to be employed by a Group Company;

“Existing Business Warranties” means those Warranties contained at paragraphs 1 to 6 (inclusive), 7.4, 7.8.1(i) and 7.8.2(i) of Schedule 3;

“Existing Incentive Schemes” means the existing share option and other share based incentive schemes operated by the Company at the date hereof for the benefit of employees of the Company and each other Group Company as listed in schedule 6;

“Existing Incentive Shares” means all Shares in the authorised but unissued share capital of the Company which are, at the date of this Agreement, the subject of option or similar arrangements under the Existing Incentive Schemes and all Shares which are registered in the name of the EBT at that time;

“Existing Shareholder Irrevocable Undertakings” means the irrevocable undertakings to be given by the Existing Shareholders in favour of NewCo to accept the Offer in the agreed form;

“Existing Shareholder Shares” means the A Shares held by the Existing Shareholders after the exercise of any options and Completion of the Offer and the Share Repurchase in accordance with their respective terms;

“Facility Documents” means the Loan Agreement and Security Documents;

“Fee Schedule” means the schedule of fees in the agreed form to be paid pursuant to Clause 23.11;

“Finally Determined” means a final decision of a court or tribunal of competent jurisdiction;

“Golden Share” the special rights share (such special rights are detailed in the NewCo Articles) to be issued jointly to Mr Wilkie and Mr Barber by NewCo on Completion in accordance with Clause 3.3;

“Group” means the Company and its Subsidiaries and its subsidiary undertakings from time to time and “Group Company” means any one of them;

“Hart Scott Rodino Condition” means the condition set out at Part A (h) of Appendix 1 of the Offer Document;

“HgCapital” means Hg Investment Managers Limited, a company registered in England and Wales under company no. 1579496 and whose registered office is at Third Floor, Minerva House, 3-5 Montague Close, London SE1 9BB;

“ICTA” means the Income and Corporation Taxes Act 1988;

“Initial Business Plan” means the business plan dated 31 July 2003 in the agreed form;

“Insurance Report” means the report in the agreed form on the insurance of the Group prepared by Marsh Ltd;

“Investment Fund” means any person, company, trust, limited partnership or fund holding shares for investment purposes connected or associated with HgCapital and not being a member of the Company (including a unit trust or an investment trust);

“Legal Due Diligence Report” means the due diligence report in the agreed form on the Company prepared by NewCo’s Solicitors;

“Liable Party” means in relation to all claims under the Warranties each Manager who is in breach thereof; and

(i)            in relation to claims under the Existing Business Warranties, each Warranty Covenantor;  and

(ii)           in relation to claims under the Business Prospects Warranties, Mr Wilkie;

“Listing” means the admission of any of the Ordinary Share Capital or of the ordinary shares of a holding company of the Company to the Official List in the United Kingdom and the trading of those Shares on the London Stock Exchange becoming effective, or the granting of permission for any of the Ordinary Share Capital to be dealt on another recognised investment exchange (as defined by section 285(1)(a) of the Financial Services and Markets Act 2000) or the Alternative Investment Market, regulated by the London Stock Exchange PLC or the National Association of Securities Dealers Automated Quotations and “Listed” shall be construed accordingly;

“Loan Agreement” means the Loan Agreement in the agreed form to be entered into between the Company and the Bank, as amended from time to time, to finance the Share Repurchase;

“Losses” means all losses, liabilities, damages, costs (including, without limitation, legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands;

“Majority” means as regards members of a class or classes of Shares, a majority by reference to the number of Shares of such class or classes held and not by reference to the number of members holding Shares of such class or classes;

“Management Accounts” means the management accounts of the Group for the period to 30 June 2003 in the agreed form;

“Managers’ Irrevocable Undertakings” means the irrevocable undertakings to be given by the Managers in favour of NewCo to accept the Offer in the agreed form;

“Managers’ Questionnaires” means the questionnaires completed by each Manager in the agreed form;

“Market Value” shall have the meaning given to it in Article 42.1 of the Articles;

“Maximum Liability Amount” means

(i)            in relation to the Managers, the net amount of salary in the period 30 November 2002 to 30 November 2003 and the net amount of bonuses paid to each Manager in respect of business performance for that period in each case by any Group Company; and

(ii)           in relation to each Warranty Covenantor in respect of all breaches of the Existing Business Warranties 15% of the proceeds (before tax) received by that Warranty Covenantor pursuant to the Offer or Optionholder Proposals; and

(iii)          in respect of all breaches of the Business Prospects Warranties, nil in relation to each Warranty Covenantor other than Mr Wilkie and, in relation to Mr Wilkie, the net amount of salary and bonuses paid to Mr Wilkie by any Group Company in the period 30 November 2002 to 30 November 2003;

“Mr Barber” means Stephen Barber, one of the Managers;

“Mr Wilkie” means William Kennedy Wilkie, one of the Existing Shareholders;

“NewCo Shares” means the B Shares subscribed for by NewCo at Completion pursuant to Clause 3;

“NewCo’s Solicitors” means Linklaters of One Silk Street, London, EC2Y 8HQ;

“New ISO Plan” means the proposed incentive stock option plan in the agreed form proposed to be adopted by the Company pursuant to the Resolutions;

“Offer” means the offer to be made by NewCo to acquire up to 11,631,164 Xyratex Shares on the terms and subject to the conditions described in the Offer Document, which expression shall include any revision or extension of such offer or any offer made in substitution therefore;

“Offer Document” means the document in the agreed form to be sent to the shareholders of the Company containing the Offer;

“Official List” means the list maintained by the competent authority (as defined in Section 74 of the Financial Services and Markets Act 2000) for the purpose of admitting securities to listing pursuant to Part VI of that Act;

“Optionholder Proposals” means the proposals to be made to the holders of options over shares in the capital of the Company on or about the date hereof in connection with the Offer;

“Ordinary Share Capital” means the A Shares, the B Shares and the C Shares;

“Press Announcement” means the press announcement relating to the Offer and this Agreement in the agreed form;

“Relevant Managers’ Percentage” means in relation to each Manager who is a Liable Party the amount which the Maximum Liability Amount applicable to that Manager represents as a percentage of the aggregate amount of the Maximum Liability Amounts of all other Managers who are Liable Parties;

“Relevant Warranty Covenantors’ Percentage” means in relation to each Warranty Covenantor who is a Liable Party the amount which the Maximum Liability Amount applicable to that Warranty Covenantor represents as a percentage of the aggregate amount of the Maximum Liability Amounts of all Warranty Covenantors who are Liable Parties;

“Remuneration” means the aggregate of salary, bonuses, payments in kind, ex gratia payments, commissions, pension contributions, participation in share options, profit sharing and incentive remuneration schemes and any other benefit flowing to a person or anyone connected with him by reason of that person’s employment, office or directorship in or of any member of the Group;

“Remuneration Committee” means the remuneration committee as defined in Clause 12.2 below;

“Reports” means the Accountants’ Report and the Legal Due Diligence Report;

“Resolutions” means the resolutions of the Board and the Company in the agreed form;

“Sale” means the acquisition of Shares representing not less than 50 per cent. of the Ordinary Share Capital by any person and any other person:

(i)            who, in relation to him, is a connected person; or

(ii)           with whom he is acting in concert;

“Security Documents” means the documents listed in schedule 7 to the Loan Agreement;

“Share Repurchase” means the proposed purchase by the Company of all the Xyratex Shares registered in the names of Ace LP, Murray Johnstone Private Acquisitions Partnership I ‘A’ and Murray Johnstone Private Acquisitions Partnership I ‘B’ and part of the Xyratex Shares registered in the joint names of Ken Wilkie, Derek Holt and David Martin as trustees of a funded unapproved retirement benefit scheme pursuant to the terms of the Share Repurchase Agreements;

“Share Repurchase Agreements” means the agreements to be entered into between (i) the Company and Ace LP, Murray Johnstone Private Acquisitions Partnership I ‘A’ and Murray Johnstone Private Acquisitions Partnership I ‘B’ and (ii) the Company and Ken Wilkie, Derek Holt and David Martin to effect the Share Repurchase in the agreed form;

“Share Repurchase Resolutions” shall have the meanings given thereto in the Offer Document;

“Shareholders” means the holders of the Shares;

“Shares” mean the A Shares, the B Shares and the C Shares and (1) any shares issued in exchange for those shares or by way of conversion or reclassification and (2) any shares representing or deriving from those shares as a result of an increase in, reorganisation or variation of the capital of the Company;

“Subsidiaries” means those companies which are subsidiaries of the Company, brief details of which are set out in Part 2 of Schedule 2 or, as the case may be, any subsidiary of the Company from time to time;

“Warrantors” means each of the Managers;

“Warranties” means the warranties set out in Clause 4 and Schedule 3 and a “Warranty” means any of them;

“Warranty Covenantors” means Mr Wilkie, Derek Holt, Michael Dinham and the Additional Warranty Covenantors.

“Xyratex Shares” shall have the meaning given to it in the Offer Document.

1.2         Interpretation Act 1978

The Interpretation Act 1978 shall apply to this Agreement in the same way as it applies to an enactment.

1.3         Subordinate legislation

References to a statutory provision include any subordinate legislation made from time to time under that provision.

1.4         Modification etc. of statutes

References to a statute or statutory provision include that statute or provision as from time to time modified or re-enacted or consolidated whether before or after the date of this Agreement so far as such modification or re-enactment or consolidation applies or is capable of applying to any transactions entered into in accordance with this Agreement and (so far as liability thereunder may exist or can arise) shall include also any past statute or statutory provision (as from time to time modified or re-enacted or consolidated) which such provision has directly or indirectly replaced provided that nothing in this Clause 1.4 shall operate to increase the liability of any party beyond that which would have existed had this Clause 1.4 been omitted.

1.5         Companies Act 1985

The expressions “holding company” and “subsidiary” and “subsidiary undertaking” shall have the same meanings in this Agreement as their respective definitions in the Act.

1.6         Clauses, Schedules etc.

References to this Agreement include any Recitals and Schedules to it and this Agreement as from time to time amended and references to Clauses and Schedules are to Clauses of and Schedules to this Agreement. References to paragraphs are to paragraphs of the Schedules.

1.7         Headings

Headings shall be ignored in construing this Agreement.

1.8         Time of day

References to time of day are to London time.

1.9         Winding-up

References to the winding-up of a person include the amalgamation, reconstruction, reorganisation, administration, dissolution, liquidation, merger or consolidation of such person and any equivalent or analogous procedure under the law of any jurisdiction in which that person is incorporated, domiciled or resident or carries on business or has assets.

1.10       Information

Any reference to books, records or other information means books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.11       Definitions in Articles

Words and expressions defined in the Articles have the same meanings in this Agreement unless the context otherwise requires.

1.12       Representatives and persons

References to those of the parties that are individuals include their respective legal personal representatives and references to persons shall include bodies corporate, partnerships and unincorporated associations.

1.13       Gender

References to the masculine or feminine genders include the neuter and vice versa.

1.14       Alternate Directors

References to a B Director or an A Director (as the case may be) shall include any alternate appointed to act in his place from time to time.

1.15       NewCo Consents

In relation to NewCo except where otherwise expressly provided in this Agreement;

1.15.1    consents, approvals, agreements, actions and rights to be made or given by or that have been granted to NewCo may be validly made or given or exercised by HgCapital and/or a B Director (if appointed at the relevant time); and

1.15.2    notices, information or documents to be given to NewCo shall also be given to HgCapital and any one of the B Directors (if appointed at the relevant time).

1.16       A Directors

For so long as Mr Wilkie holds office as a director of the Company references in this Agreement to ‘A Directors’ shall be construed as references to Mr Wilkie unless some other person has been appointed as the A Director pursuant to Clause 12.3.

2             Conditions

2.1         Conditions precedent

Completion of this Agreement is conditional on:

2.1.1      the Facility Documents becoming unconditional in all respects;

2.1.2      the Offer becoming or (where permitted by the terms of the Offer) being declared unconditional in all respects on or before 30 September 2003 (the “Long Stop Date”) provided always that if the Offer cannot be declared unconditional in all respects due to the Hart Scott Rodino Condition not being satisfied such Long Stop

Date shall automatically be extended to 30 October 2003 or, in each case, such later date as may be agreed by NewCo and the Company; and

2.1.3      those matters set out in Part 2 of Schedule 4 having been effected.

The parties hereto agree to use their reasonable endeavours to procure that (i) the above conditions are satisfied by the Long Stop Date or such other date as may be agreed by NewCo and (ii) within 5 Business Days of the date hereof, NewCo and the Company make valid and binding filings, pay all relevant fees and take all such further action as is reasonably required with the intention of ensuring that the Hart Scott Rodino Condition is satisfied.

2.2         Responsibility of the Managers and Existing Shareholders

2.2.1      Each Manager and Existing Shareholder severally undertakes to NewCo subject always to his fiduciary duties to the Company that prior to Completion or the Long Stop Date whichever is the sooner he shall use his reasonable endeavours in his capacity as a director or employee of the Company and its Subsidiaries (as appropriate) to procure that each member of the Group shall:

(i)           conduct the Business in the ordinary course and on an arm’s length basis;

(ii)          continue to pay its creditors in the ordinary course of business or within the usual terms of payment of such creditors;

(iii)         seek to maintain its trade and trade connections and not deliberately by any action, omission, neglect or default, damage or risk the same;

(iv)         maintain the insurances as have been maintained prior to the date of this Agreement, as set out in sections 5,6,7 and 8 of the Insurance Report.

2.2.2      The Managers, Existing Shareholders and the Company agree not to vary the terms or waive any of the conditions to or any rights under the Facility Documents without the written consent of NewCo.

2.2.3      Each Manager and Existing Shareholder hereby agrees to keep NewCo reasonably informed from the date of this Agreement until such time as the Offer is declared wholly unconditional in all respects as to their proposals for the implementation of the provisions of Clause 3.7 including all discussions with the Inland Revenue.

2.3         Responsibility of the Company

2.3.1      The Company agrees to:

(i)           post the Offer Document to each Shareholder of the Company who is entitled to receive the same in accordance with the terms of the Offer; and

(ii)          post such letters as are required to holders of options over shares in the capital of the Company to implement the Optionholder Proposals; in each case within 3 Business Days of the execution of this Agreement.

2.4         Non-satisfaction

If the Conditions are not satisfied or waived on or before the Long Stop Date, this Agreement shall lapse and no party shall have any claim against any other under it, save with respect to any antecedent rights arising hereunder.

2.5         Restrictions

Each Manager and Existing Shareholder severally undertakes to NewCo that prior to Completion he will:-

2.5.1      other than pursuant to options granted to him prior to the date hereof in respect of Xyratex Shares, not purchase or otherwise acquire any ordinary shares or other securities in the Company or any interest therein or rights thereover;

2.5.2      not solicit any other offer in respect of any or all of the issued share capital of the Company; and

2.5.3      not enter into any agreement, arrangement or obligation with any person whether conditional or unconditional to do all or any of the acts referred to in this Clause 2.5.

2.6         Undertakings as a Director or Employee

Each Manager and Existing Shareholder severally undertakes to NewCo that, in his capacity as director or employee of the Company and/or any of its Subsidiaries (as appropriate) but subject to his fiduciary and other duties as a director or employee of the Company or any of its Subsidiaries, he will:

2.6.1      at all times prior to the Offer becoming or being declared wholly unconditional:

(i)           use all his reasonable endeavours to procure in so far as he is able that no announcement is made by or on behalf of him or the Company in connection with the Offer or the Share Repurchase without prior consultation with NewCo;

(ii)          refrain from taking any action or making any statement which he reasonably believes is or may be prejudicial to the success of the Offer or the Share Repurchase;

(iii)         procure so far as he is able that such meetings of the directors of the Company or members of the Group (if so requested by NewCo) as may be necessary to propose such resolutions as may be required to enable the Offer and/or the Share Repurchase to be implemented will be convened;

(iv)         procure as far as he is able that no dividend is recommended to the shareholders of the Company without the consent of NewCo;

(v)          procure as far as he is able that no allotment or grant of options over Shares is effected (except pursuant to existing obligations or to the extent that such allotment or grant has been approved or authorised in accordance with the provisions of this agreement or to the extent previously agreed in writing by NewCo) ;

(vi)         procure so far as he is able that no issue of any debt or other securities convertible into Shares takes place and no Agreement is entered into to do any of the foregoing;

2.6.2      upon the Offer having become or been declared unconditional in all respects so far as he is able vote to approve the registration of all transfers of shares made pursuant to or in connection with the Offer (subject to the same being duly stamped) and vote in favour of the appointment of Nic Humphries and such other person as is nominated by NewCo as directors of the Company; and

2.6.3      upon the Offer being declared unconditional in all respects procure that the Company:

(i)           issues a valid and binding and unconditional Utilisation Request to the Bank in accordance with and as defined in the Loan Agreement; and

(ii)          completes the Share Repurchase in accordance with the terms of the Share Repurchase Agreements.

2.7         The parties hereto agree that in the event the board with such majority as is detailed in Article 5.3.1 and having due regard to all relevant factors including the principles set out in Article 7.1 reasonably considers (i) that some or all of the profits of the Company available for distribution should be so distributed and/or (ii) that a transaction or transaction(s) are contemplated which is in the best interests of the Company and may give rise to the creation of such available distributable reserves (for example the disposal by the Company of a significant part of its business) then to the extent that the board so resolves each party hereto undertakes to use their reasonable endeavours to procure that such action as is required is taken to reflect and implement such resolution.

3             Completion and subscription

3.1         Completion

3.1.1      Subject to satisfaction or waiver of the Conditions, Completion shall take place at the offices of NewCo’s Solicitors (or such other place as may be agreed between the parties).

3.1.2      On Completion, those matters detailed in Part 2 of Schedule 4 shall take place in such order as NewCo may require.

3.2         NewCo Subscription

NewCo hereby applies for the issue and allotment to it at Completion of 665,188  NewCo Shares at a price of 5 pence per B Share and the Company accepts such application.

3.3         Issue of Golden Share by NewCo

3.3.1      Mr Wilkie and Mr Barber hereby jointly apply for the issue and allotment to them at Completion of the Golden Share at a price of £1.

3.3.2      On Completion NewCo shall issue to Mr Wilkie and Mr Barber (jointly) the Golden Share credited as fully paid and enter their names in the register of members of NewCo as the joint holders thereof and deliver to Mr Barber a certificate for such Golden Share.

3.4         Registration

NewCo shall be entitled to direct that some or all of the NewCo Shares may be issued and registered in the name of any nominee or custodian holding such NewCo Shares on its behalf as bare nominee and the provisions of Clauses 3.2 shall be interpreted accordingly. Subject to the foregoing NewCo and each Manager agrees to accept the NewCo Shares and Management Shares (as appropriate) for which it has subscribed subject to the terms of the Articles and to the entry of its name, or the name of its nominee or custodian in the register of members as the holder thereof.

3.5         Application of moneys

The Company shall apply the moneys subscribed by NewCo and all moneys lent to the Company pursuant to the Facility Documents in the following manner and order:

3.5.1      in paying amounts due under the terms of the Share Repurchase;

3.5.2      in paying the costs and expenses associated with the transactions referred to in this Agreement; and

3.5.3      for working capital purposes in the furtherance of the Business in accordance with the Business Plan.

3.6         Rights of pre-emption etc.

Each of the Managers and the Existing Shareholders hereby irrevocably waives any and all rights or restrictions (whether rights of pre-emption or otherwise) which may be conferred upon them by the Articles or this Agreement or otherwise which would otherwise entitle them to frustrate or impede the Share Repurchase and the Offer.

3.7         Employee option pool

3.7.1      The parties hereby agree that up to 2,576,041 C Shares and up to 400,000A Shares (the “New Incentive Shares”) and any Existing Incentive Shares which from time to time cease to be subject to option or other arrangements pursuant to the Existing Incentive Schemes (whether by reason of the termination of employment by the persons entitled thereto or otherwise howsoever) (together the “Employee Option Pool”), shall subject to Clauses 3.7.2 and 3.7.3 below be available for issue after Completion to the Managers and other employees of the Group in accordance with the rules of one or more of the Existing Incentive Schemes and/or any other employee share incentive or option plan which may be adopted subject to the approval of the Board by resolution in respect of which at least one B Director has voted in favour and NewCo, each Manager and the Existing Shareholders shall procure that (and insofar as their own holdings of Xyratex Shares are concerned, hereby waive irrevocably) any and all rights or restrictions (whether rights of pre-emption or otherwise) which may be contained in or conferred by the Articles or this Agreement or otherwise are waived irrevocably by the persons entitled thereto to the extent necessary to enable issues of shares to take place pursuant to the Existing Incentive Schemes and/or any such plan.

3.7.2      The Shares comprised in the Employee Option Pool shall be issued to such employees of the Group as may from time to time be approved by the

Remuneration Committee, such approval to include the positive vote of any one B Director.

3.7.3      Immediately prior to an Exit, to the extent that any of the shares comprised in the Employee Option Pool are not held by or under option to employees of the Group pursuant to Clause 3.7.2 (such employees being the “Existing Optionholders”), the remainder of the Employee Option Pool shall be issued to the Existing Optionholders and/or such other employees of the Group in such amounts as the Chief Executive Offer of the Company and any one B Director shall agree and in default of such agreement shall be issued to the Existing Optionholders (other than the Chief Executive Officer of the Company) on a basis pro rata to their respective holdings of C Shares and options over C Shares at that time.

4             Warranties

4.1         Warrantors’ Warranties

4.1.1      Each of the Warrantors severally warrants for himself alone to NewCo and its successors in title that, each of the Warranties is true and accurate subject only to:

(i)           any matter which is fairly disclosed in the Disclosure Letter; and

(ii)          any limitations, exceptions or exclusions expressly provided for in Clause 4.

4.1.2      The Warrantors confirm and agree that each of the Warranties shall be separate and independent and shall not be limited by reference to any other Warranty or by anything in this Agreement.

4.1.3      Any Warranty qualified by the expression “so far as the Warrantor is aware”, “to the Warrantors’ knowledge, information and belief”, “known to the Warrantor” or any similar expression shall, unless otherwise stated, be deemed to be given to the best of the actual knowledge, information and belief (without having made enquiry of any other person) of the relevant Warrantor.

4.2         Several liability

The liability of each of the Warrantors under or pursuant to any of the provisions of this Agreement shall be several provided that no claim against any Warrantor made hereunder shall be validly made unless at the same time as such claim is made a claim in respect of such breach of Warranty is also made against each other Manager who is or who is reasonably believed to be a Liable Party and the liability of each such party shall not in whole or in part be released, compounded or compromised nor shall any time or indulgence be given by NewCo in favour of such party unless the release, compounding, compromise, time or indulgence is also granted to each other Liable Party.

4.3         Warranty Covenantors

4.3.1      Each Warranty Covenantor hereby irrevocably and unconditionally covenants that in the event that it is Finally Determined that any Manager is liable to make any payment under the Warranties then to the extent that the loss suffered by NewCo in respect of the breach of Warranty giving rise to such liability exceeds the amount recoverable hereunder from that Manager and any other Manager who is a Liable Party (such excess being the “Excess Liability”) that Warranty Covenantor shall pay to NewCo an amount equal to his or her Relevant Warranty Covenantors’ Percentage of such Excess Liability provided that the aggregate liability of each Warranty Covenantor in respect of all amounts payable by that Warranty Covenantor pursuant to this Clause 4 shall in no event exceed an amount equal to his or her Maximum Liability Amount.

4.3.2      The Managers shall be deemed not to be liable to make any payment under the Warranties for the purpose of clause 4.3.1 unless such liability is Finally Determined or they have entered into a binding compromise agreement with the consent of each of the Warranty Covenantors.

4.4         Managers’ waiver of rights against Group Companies etc.

Each of the Warrantors with effect from Completion waives any rights, remedies or claims which they may have against the Group in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any other Warrantors or by any member of the Group or its directors, officers, employees or agents, in connection with assisting the Warrantors in the making of any representation, the giving of any Warranty or the preparation of the Disclosure Letter.

4.5         Effect of Completion

The Warranties and all other provisions of this Agreement insofar as the same shall not have been performed at Completion shall not be extinguished or affected by Completion, or by any other event or matter whatsoever (including, without limitation, any satisfaction and/or waiver of any Condition).

4.6         Information supplied

Any information supplied by any Group Company or any of their agents, representatives or advisers to the Warrantors or their agents, representatives or advisers in connection with, or which forms the basis of, any of the Warranties or the Disclosure Letter or otherwise in relation to the business and affairs of any Group Company (whether before or after the date hereof) shall not be treated as a representation, warranty or guarantee of the accuracy thereof by the relevant Group Company to the Warrantors and shall not constitute a defence to any claim by the Investors under the Warranties and each of the Warrantors hereby irrevocably waives any and all claims against the relevant Group Company in respect thereof.

4.7         Payment by a third party

If, subsequent to any payment to NewCo by the Warrantors in respect of any Warranty claim, any Group Company receives any payment from any third party in respect of any Losses suffered by a Group Company which resulted in the claim, NewCo shall reimburse to the Warrantors an amount equal to the proportion of such payment which the amount paid by the Warrantors to NewCo in respect of the matter giving rise to the claim bears to such Losses.

5             Limitation of Warrantors’ liability

Notwithstanding the provisions of Clause 4, the Warrantors shall not be liable for breach of Warranty:

5.1         Time limitation for claims

in respect of any claim unless written notice of such claim is given by NewCo to the Warrantor(s) who is/are believed by NewCo to be a Liable Party with a copy to Mr Wilkie and to the Company’s Solicitors, DLA of 3 Noble Street, London, EC2V 7EE for the attention of Mark Taylor, setting out such details as are available of the specific matter giving rise to the claim including, if practicable, an estimate of the amount of Losses which are, or are to be, the subject of the claim, including any Losses which are contingent on the occurrence of any future event, on or prior to 31 July 2004:

5.2         Individual de minimis claims

in respect of any claim unless the amount of such claim exceeds £100,000 (“Qualifying Claim”).

5.3         Aggregate minimum claims

in respect of any claim unless the value of the Company has been significantly impaired and the aggregate amount of all Qualifying Claims exceeds £5,000,000, but if the value of the Company having been significantly impaired, and the aggregate liability in respect of all such Qualifying Claims exceeds that figure then all Qualifying Claims shall accrue against and be recoverable from the Warrantors in full;

5.4         Maximum liability

in respect of any claim to the extent that the amount of the liability of the Warrantor in respect of that claim exceeds that Warrantor’s Relevant Managers’ Percentage of the liability arising therefrom and in any event to the extent that the aggregate amount of the liability of such Warrantor in respect of that claim and all previous claims made for breach of Warranty would exceed that Warrantor’s Maximum Liability Amount.

5.5         Calculation of damages

if the profits of any Group Company are less than they would otherwise have been by virtue of a claim for breach of Warranty then the loss suffered by NewCo shall be calculated in accordance with the principles ordinarily applied but by reference only to the profits or revenues in those particular years in which the loss arises without applying a multiple of profits or revenues for that period.

5.6         Reduction of consideration

any amounts paid by the Managers and the Warranty Covenantors pursuant to clause 5 shall be treated as a reduction in the consideration paid to such persons pursuant to the Offer.

5.7         Contingent liabilities

in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable but this Clause 5.4 shall not operate to avoid a claim made in respect of a contingent liability within the time limit specified in Clause 5.1 and in the manner specified in Clauses 5.1 and 8.1;

5.8         Provisions in the Accounts

in respect of any claim if and to the extent that specific provision or reserve is made for the matter giving rise to the claim in the Accounts (and is not subsequently released);

5.9         Voluntary acts, etc.

in respect of any matter, act, omission or circumstance (or any combination thereof), including the aggravation of a matter or circumstance to the extent that the same would not have occurred but for:

5.9.1      any voluntary act, omission or transaction of NewCo, or its directors, officers, employees or agents or successors in title, after Completion done or omitted otherwise than in the ordinary course of business of NewCo and in the knowledge that such act, omission or transaction might give rise to, or increase the extent of, a claim under this Agreement or in circumstances where such claim was reasonably foreseeable as a result of such act, omission or transaction;

5.9.2      the passing of, or any change in, after the date of this Agreement any law, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body or any change of any generally accepted interpretation or application of any of the same;

5.9.3      any change in accounting bases or policies in accordance with which the Company values its assets or calculates its liabilities or any other change in accounting practice from the treatment or application of the same used in preparing the Accounts (save to the extent that such changes are required to correct errors or because relevant generally accepted accounting principles have not been complied with).

5.10       Insurance

in respect of any claim to the extent that any Losses arising from such claim are covered by a policy of insurance in force on the date of this Agreement and payment is made by the insurer or would have been made if a claim had been submitted under such policy.

6             Fraud and wilful misconduct or concealment

None of the limitations contained in Clause 5 shall apply to any claim against a Warrantor which arises or is increased, or to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of, fraud or dishonest misconduct or dishonest concealment by that Warrantor provided that the liability of the Warranty Covenantors in such circumstances shall not be increased as a result of such fraud or dishonest misconduct or dishonest concealment and shall be calculated as if the provisions of Clause 5 still applied.

7             Mitigation of Losses

NewCo shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability in respect of any claim for breach of Warranty.

8             Claims by NewCo

8.1         Admission of liability and settlement

If any matter comes to the notice of NewCo in respect of which NewCo is aware any of the Warrantors may be or become liable under any Warranty NewCo shall (insofar as it is able) procure that the Company:

8.1.1      shall not make any admission of liability, agreement or compromise to or with any person in relation thereto without first consulting with the Warrantors and Mr Wilkie; and

8.1.2      shall be permitted a reasonable opportunity to avoid, dispute, resist, appeal or compromise any claim in respect of which the Warrantors may be or become liable under any Warranty subject to:

(i)           the Company being indemnified by the Warrantors to the reasonable satisfaction of NewCo against all costs and expenses which the Company may incur by reason of such action; and

(ii)          the best interests of the Business not being likely to be prejudiced by any such action.

8.2         Double claims

NewCo shall not be entitled to recover from the Warrantors under this Agreement more than once in respect of the same Losses suffered.

9             Warranties and undertakings relating to NewCo

9.1         Warranties

NewCo warrants that:

(i)           the particulars relating to NewCo set out in Part 2 of Schedule 1 are true and accurate in all respects; and

(ii)          NewCo has the power and authority to enter into and perform this agreement.

9.2         Undertakings

NewCo undertakes that it will not register the transfer of any of its shares (“NewCo Shares”) by any holders of shares in NewCo (“NewCo Shareholder”) to any person other than:

9.2.1      a Corporate Permitted Transferee (as defined in the Articles) in relation to NewCo; or

9.2.2      an Investment Fund (or its trustee, custodian or nominee) or any person which is:

(i)           any trustee, nominee or custodian for such fund and vice versa;

(ii)          any unitholder, shareholder, partner, participant, manager or adviser (or an employee of such manager or adviser) in any such fund;

(iii)         any other Investment Fund or its trustee, nominee or custodian, managed or advised by the same manager or adviser as any such fund; or

9.2.3      a trustee, nominee, custodian or Corporate Permitted Transferees thereof of any of the persons referred to in sub-paragraph as (i), (ii) or (iii) of Clause 9.2.2. above; or

9.2.4      any person who manages or advises any or all of the assets for the time being of any of the NewCo Shareholders or any of its Corporate Permitted Transferees;

unless they have first procured that the proposed transferee has made an offer to the A Shareholders and the C Shareholders to acquire the same proportion of their holdings of Shares as that proposed to be transferred by the NewCo Shareholders on the same terms as those offered to the NewCo Shareholders at the price specified in Article 41.

10          Covenants by the Managers

10.1       Restrictions on the Managers and Existing Shareholders

For the purposes of assuring to NewCo the value of the Business and the full benefit of the goodwill of the Business, each of the Managers and Existing Shareholders severally undertakes with NewCo and the Company that, except with the written consent of NewCo:

10.1.1    he shall not, except in the course of his or her duties as an employee (if applicable), use or disclose to any person any Confidential Information and will use his reasonable endeavours to prevent the use or disclosure of such Confidential Information;

10.1.2    for 12 months after the Effective Date, the Manager or Existing Shareholder (as the case may be) shall not (on his or her own behalf or on behalf of any person) within a territory in which any Group Company operates at the Effective Date, directly or indirectly in competition with a business of any Group Company:

(i)           seek to procure orders from or do business with any person who has been a customer of any Group Company at any time during the year before the Effective Date; or

(ii)          engage, employ, solicit or contact with a view to his or her engagement or employment any person who is or has been employed by any Group Company at a salary in excess of £40,000 (or the local currency equivalent) per annum at any time during the year before the Effective Date;  and

10.1.3    for 12 months after the Effective Date, the Manager or Existing Shareholder (as the case may be) shall not within a territory in which any Group Company operates at the Effective Date either alone or jointly with or as manager, adviser, consultant, agent or employee of any person directly or indirectly carry on or be engaged in any business in competition with the business of any Group Company as operated at the Effective Date.

10.2       Invalidity

10.2.1    Each of the restrictions in this Clause 9 is an entirely separate and independent restriction on each Manager and Existing Shareholder and the validity of one restriction shall not be affected by the invalidity or unenforceability of another.

10.2.2    Each Manager and Existing Shareholder considers the restrictions in this Clause 9 to be reasonable and necessary for the protection of the interests of the Company and NewCo. If any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

11          Covenants relating to the Company

11.1       Company’s undertakings

The Company agrees and undertakes (and, where relevant, agrees and undertakes to procure) and each of the Managers and Existing Shareholders undertakes to procure (so far as they are reasonably able so to do), that:

11.1.1    each Group Company shall carry on its business in the manner contemplated by the Business Plan;

11.1.2    the Company will, if so requested in writing by NewCo, enforce its rights under or pursuant to this Agreement, the Articles and the Facility Documents (including the agreements made pursuant thereto);

11.1.3    all steps necessary are taken to ensure performance of the terms of this Agreement;

11.1.4    the Company will, if so requested by NewCo, enforce its rights under or pursuant to the terms of employment of a Manager or any employee earning a base salary of at least £40,000 (or local currency equivalent) per annum under his Service Agreement in circumstances where the Company is permitted to do so; and

11.1.5    as soon as reasonably possible after becoming aware of the same, NewCo is notified in writing of any breach or threatened or impending breach of any of the covenants, warranties or other terms of the Facility Documents and of any material litigation by or against any Group Company or which affects the Business or any dispute or other circumstances which are outside the ordinary course of business and are likely to give rise to any such litigation.

12          Directors

12.1       B Directors

12.1.1    The B Shareholder(s) (acting by Majority) shall have the right to appoint and maintain in office (i) two persons as the B Shareholder(s) may from time to time nominate as non-executive Directors (and each as a member of each and any committee of the Board) and to remove any Directors so appointed and, upon his or her removal, whether by the B Shareholder(s) or otherwise, to appoint another Director in his place and (ii) whilst ever two B Directors are not so appointed as set out above, to appoint a representative to attend as an observer at each and any meeting of the Board and each and any committee of the Board.

12.1.2    The Directors appointed under Clause 12.1.1 shall each be a B Director. Nic Humphries will be the first B Director.

12.1.3    Appointment and removal of a B Director shall be by written notice to the Company from the holders of a Majority of the B Shares which shall take effect on delivery at the Company’s registered office or at any meeting of the Board or committee thereof.

12.1.4    NewCo shall indemnify and hold harmless the Company and each member of the Group in respect of any costs claims, expenses or other liabilities which may be suffered or incurred by the Company or any other member of the Group as a consequence of the removal from office of any B Director whether pursuant to clause 12.3 or otherwise other than amounts payable by the Company to such B Director in respect of any accrued but unpaid director’s fees or expenses to which such B Director is entitled.

12.1.5    The Company shall pay to the B Shareholder(s) (or as it shall direct) in respect of the provision of services a fee of £30,000 per annum per B Director in office appointed pursuant to Clause 12.1.1 exclusive of VAT. Such fee shall accrue due from day to day and be payable upon receipt of an invoice quarterly in arrears.

12.1.6    The fee specified in Clause 12.1.5 shall not be increased for two years following the date hereof but thereafter shall be increased on each anniversary of the date of Completion by the lower of (i) a minimum percentage increase equal to the annual percentage increase in the general index of retail prices for all items, currently published by the Office for National Statistics or any equivalent index if replaced during the 12 month period prior to the date of the most recently published figure for such index; and (ii) the percentage equal to the average percentage increase of basic salary for each executive director of the Company in the relevant period.

12.1.7    The Company will reimburse each B Director and any observer appointed pursuant to Clause 12.1 with the reasonable costs and out of pocket expenses incurred by him or such observer in respect of attending meetings of the Company or carrying out authorised business on behalf of the Company.

12.1.8    The B Shareholder(s) may appoint another Director, or in exceptional circumstances any other person, as an alternate director for each B Director appointed by it by notice to the Company. An alternate director may attend speak and vote on behalf of the B Director for whom he/she is appointed at any one or more meetings of the Board at which such B Director is not present.

12.2       Reporting

The B Directors may report to NewCo and its shareholders on the affairs of the Company and any Group Company and disclose to such shareholders such information as he or she or it, in their absolute discretion, think fit subject always to clause 15.3.

12.3       A Director

12.3.1    From and after the date on which Mr Wilkie ceases to hold office as Chairman a simple majority of the 5 largest A Shareholders (by reference to the number of A Shares held by them at the relevant time) (“Principal A Shareholders”) shall have the right by written notice to the Company to appoint and maintain in office and remove from office one person whom they shall from time to time nominate as a non-executive Director provided always that such A Director:

(i)           is one of the Principal A Shareholders; or

(ii)          is another A Shareholder holding at least 75,000 A Shares provided that prior to such appointment the B Directors are given a reasonable opportunity to consult as to the identity and suitability for appointment as an A Director of such person; or

(iii)         is pre-agreed by a B Director.

12.3.2    Appointment and removal of the A Director shall be by written notice to the Company which shall take effect on delivery at the Company’s registered office or at any meeting of the Board or committee thereof.

12.3.3    If Mr Wilkie is a Director, he shall be deemed for all purposes to be the A Director unless he is no longer the Chairman and some other person has been nominated as the A Director pursuant to Clause 12.3.1.

12.4       Chairman

12.4.1    The parties hereto agree, insofar as is reasonably possible, to procure that at all times a Chairman is appointed that satisfies the requirements of NASDAQ as to the independence and qualifications of chairmen provided that this provision shall not apply for so long as Mr Wilkie holds office as the Chairman of the Company.

12.4.2    The Chairman shall be appointed and removed by resolution of the Board.

12.4.3    The first chairman of the Company shall be Mr Wilkie who shall hold office as chairman until such time as the Board shall resolve to the contrary.

12.4.4    In circumstances where the parties anticipate a new Chairman will require to be appointed they shall follow the following procedure:

(i)           the Board shall meet to discuss and where possible agree on the identity of the proposed Chairman;

(ii)          if the proposed Chairman is not agreed and appointed pursuant to paragraph (i) above, an independent firm of recruitment consultants shall be instructed to produce a list of appropriately qualified candidates; and

(iii)         the Board shall then meet to discuss and agree in good faith following appropriate interviews and referencing of such candidates, the proposed Chairman.

13          Board meetings and committees of Directors

13.1       Board meetings

13.1.1    The members of the Board immediately following Completion shall be Steve Barber, Richard Pearce, the B Directors, Mr Wilkie and a non executive director to be appointed by the Board following Completion.

13.1.2    Board meetings shall be held at least ten times a year and at not more than two monthly intervals. At least five Business Days’ written notice shall be given to each of the Directors of all Board meetings (except if there are exceptional circumstances and one of the B Directors agrees to shorter notice).  If the notice is to be sent to an address outside the United Kingdom it shall be sent by courier or facsimile transmission.

13.1.3    At least two Business Days prior to each Board meeting, the Company shall send to each person entitled to receive notice of the Board meeting:

(i)           a reasonably detailed agenda; and

(ii)          any relevant papers, including (if not previously sent) the most recently prepared monthly management accounts referred to in Clause 14.1.1 (v).

13.1.4    Any matter which is not set out in the notice of meeting or the papers referred to in Clause 13.1.3 above or, if the relevant papers do not arrive in the time period detailed in Clause 13.1.3 above, shall not be discussed or resolved at that meeting without the consent of a B Director and the A Director.

13.1.5    As soon as practicable after each meeting of the Board (or committee of the Board) a copy of the minutes thereof shall be sent by the Company to the Directors.

13.2       Committees of Directors

13.2.1    The Board may constitute committees of Directors.

13.2.2    The quorum for Board committee meetings shall be a B Director and the Chairman.

13.2.3    There shall be an Audit Committee which shall comprise at least two directors including a B Director and the A Director. The Audit Committee shall review the Audited Accounts and discuss with the Auditors the accounting policies to be adopted.

13.2.4    There shall be a Remuneration Committee which shall comprise at least two directors including a B Director and the Chairman. The Remuneration Committee shall make determinations on all matters concerning the Remuneration of all directors of the Company other than the B Director(s), the appointment or dismissal of all directors of the Company other than the B Director(s) and the A Director and may agree variations to the terms of any Service Agreement from time to time. For any resolution to be validly passed by the Remuneration Committee such resolution must include the positive affirmative vote of a B Director

13.3       Enhancement of Voting rights of B Directors

13.3.1    In the event that:

(i)           there has been a material breach of this Agreement or the Articles by the Company, the Managers, the Existing Shareholders or any person other than a holder of B Shares who has, by the execution of a Deed of Adherence acceded to the terms of this Agreement which has or might, in the reasonable opinion of HgCapital, reasonably be considered likely to have a material and adverse effect on NewCo’s investment in the Company and which (to the extent capable of remedy) the defaulting party has failed to remedy within five Business Days of being requested in writing to do so; or

(ii)          any act, omission or event has occurred which constitutes or may constitute (with the passage of time or the giving of notice) an Event of Default under the Facility Documents in circumstances where as a result of such act, omission or event the Bank has indicated that it may take action to enforce its rights under the Facility Documents or may materially vary the terms on which financial facilities are provided to the Company or NewCo reasonably considers that the Bank may take any such action; or

(iii)         if EBIT (as defined in the Facility Documents) is, in respect of any two consecutive quarters, negative and greater than $3,000,000 below the amount budgeted for each of those two quarters in the relevant Business Plan or the EBIT (as defined in the Facility Documents) is in any quarter both negative and $10,000,000 or more below the amount budgeted therefor in the relevant Business Plan(as amended and updated in accordance with Clause 14 and 15)

then, for so long as the circumstances comprising such event continue to subsist and solely for the purpose of taking such action as NewCo reasonably considers to be necessary for the purpose of remedying such circumstances, on any matter tabled at a meeting of the Board or a meeting of a committee of the Board, those B Directors present and voting at such meetings shall, when voting, between them be deemed to exercise one vote more than the total number of votes exercised by the other directors present and voting at the same meeting provided always that NewCo will to the maximum extent reasonably practicable in the circumstances first consult with the Board as a whole prior to any exercise of its rights under this clause.

13.3.2    NewCo agrees to procure that for so long as the circumstances detailed in Clause 13.3.1 continue to exist

(i)           the B Directors do not take any action which is unfairly prejudicial to any other Shareholder; and

(ii)          to the extent that pursuant to such enhanced voting powers the B Directors require a new issue of shares or other securities convertible into shares in the capital of the Company each Shareholder holding in excess of 0.5% of the Ordinary Share Capital shall be offered a reasonable opportunity (being to the extent reasonable and practical in all the circumstance on at least 5 days notice) to participate in such new issue on a basis proportionate to the amount of the Company’s Ordinary Share Capital held by him expressed as a percentage of the whole of the Company’s issued Ordinary Share Capital on the same terms as are being offered to the B Shareholders.

14          Reserved matters

14.1       NewCo Consent

14.1.1    Each of the parties hereto shall exercise all voting rights and powers of control available to him in relation to the Company to procure that, save with the positive affirmative vote of a B Director or, to the extent a B Director is not appointed at the relevant time, the prior written consent of NewCo, the Company shall not effect or propose any of the matters in Clause 14.2 or their nearest equivalent in the case of a Group Company (“Reserved Matters”).

14.1.2    As a separate obligation, severable from the obligations in Clause 14.1.1, the Company agrees that, save with the positive affirmative vote of a B Director or, to the extent a B Director is not appointed at the relevant time, the prior written consent of NewCo, it shall not effect or propose any of the Reserved Matters.

14.2       NewCo Reserved Matters

The following Reserved Matters require the consent of a resolution of the Board in respect of which at least one B Director has voted in favour or, to the extent a B Director is not appointed, the prior written consent of NewCo (save for those matters detailed in the relevant Business Plan approved pursuant to Clause 14.2.18 below or which are required to be effected pursuant to this agreement):

14.2.1    any change to the Company’s memorandum and articles of association or the articles of association of any Group Company;

14.2.2    any change of name;

14.2.3    the appointment and removal of the Auditors;

14.2.4    any change to the accounting reference date or accounting policies, bases or methods from those set out in the Audited Accounts and the Accountants’ Report (other than as recommended by the Auditors);

14.2.5    the presentation of any petition for winding-up or petition for an administration order;

14.2.6    (save to the extent contemplated by clause 3.7) any change in the share capital or the creation, allotment or issue of any shares or of any other security or the grant of any option or rights to subscribe for or to convert any instrument into such shares or securities or the waiver of any right to receive payment in respect of any of the Company’s shares that are issued partly paid;

14.2.7    any reduction of the share capital or variation of the rights attaching to any class of shares or any redemption, purchase or other acquisition of any shares or other securities of the Company other than a conversion of shares by operation of Article 8;

14.2.8    any application by way of capitalisation of any sum in or towards paying up any shares or of any other security or of any amount standing to the credit of the share premium account or capital redemption reserve for any purpose;

14.2.9    the appointment, removal and conditions of employment of the Company secretary or any director of any Group Company (other than the appointment or removal of Directors of the Company in accordance with this Agreement or the Articles);

14.2.10  the appointment, discharge, Remuneration and conditions of employment of any employee situated in the United Kingdom earning £80,000 or more each year or any employee situated in the United States earning $170,000 or more each year;

14.2.11  the adoption or variation of any bonus or profit-sharing scheme, any share option or share incentive scheme or employee share trust or share ownership plan or retirement benefit scheme save as detailed in this Agreement;

14.2.12  the entry into of any joint venture, partnership, consortium or other similar arrangement;

14.2.13  the sale of any Group Company or any consolidation or amalgamation with any other company;

14.2.14  the acquisition or disposal (including the lease to a third party) in any financial year, otherwise than in accordance with any relevant capital forecast in the Business Plan of:

(i)           assets having an aggregate book or market value greater than £500,000;

(ii)          the whole or a significant part of its undertaking; or

(iii)         a subsidiary undertaking;

14.2.15  capital expenditure (including obligations under hire-purchase and leasing arrangements) of any item or project of greater than £500,000 in aggregate in any financial year which is not provided for in the Business Plan;

14.2.16  the entering into of any lease, licence or similar obligation under which the rental and all other payments exceed £500,000 a year which is not provided for in the Business Plan;

14.2.17  the cessation or any material change to the nature or geographical area of any material business operation;

14.2.18  the adoption of and any amendment to the Business Plan;

14.2.19  the entry into, surrender or material variation of any unusual (being a contract outside the ordinary course of business) or in the reasonable opinion of the Board, unusually onerous contract;

14.2.20  the entry into of any material transaction with a party to this Agreement or any of its Associated Companies or his or her connected persons not in the ordinary course of business or not on arm’s length commercial terms;

14.2.21  the entry into, termination, variation, waiver or breach of any arrangement or any contract with a Manager or a connected person of a Manager, including the variation of remuneration or other benefits under such arrangement or contract save to the extent contemplated by clause 3.7;

14.2.22  the sale of any of its debts on a discounted basis to a third party or the borrowing of amounts (or indebtedness in the nature of borrowings) exceeding £1,000,000 in aggregate in any financial year other than pursuant to the Facility Documents or the creation of or permitting the creation of or suffering to subsist any charge, mortgage, lien (other than a lien arising by operation of law) or other security over any of its assets or property other than pursuant to the Facility Documents or in the ordinary course of trading;

14.2.23  the giving of any guarantee or indemnity other than pursuant to the Facility Documents or in the ordinary course of trading;

14.2.24  the making of any loan or advance to any person, firm, body corporate or other business, other than to a Group Company or otherwise than in the normal course of business and on an arm’s length basis;

14.2.25  the payment or declaration by any Group Company of any dividend or other distribution (as defined under sections 209, 418 and 419 of ICTA) on account of shares in its capital;

14.2.26  the conduct of any litigation material to the Company, save for the collection of debts arising in the ordinary course of the Business or any application for an interim injunction or other application or action (including interim defence) which is urgently required in the best interests of the Company in circumstances in which it is not reasonably practicable to obtain prior consent;

14.2.27  the granting of any power of attorney or other delegation of directors’ powers other than a valid delegation to a committee of the Board pursuant to Clause 13.2;

14.2.28  the incorporation of a new subsidiary undertaking or the acquisition of any share capital or other securities of any body corporate;

14.2.29  a Sale or Listing;

14.2.30  dealing in any way (including the acquisition or disposal, whether outright or by way of licence or otherwise howsoever) with Intellectual Property other than in the ordinary course of business;

14.2.31  establishing any new branch, agency, trading establishment or business or closing any such branch, agency, trading establishment or business; or

14.2.32  making any change to its bankers.

14.3       A Director Reserved Matters

Each of the parties hereto shall exercise all voting rights and powers of control available to him in relation to the Company to procure that, save with the consent of the Chairman, or if the Chairman is not Mr Wilkie, the A Director, the Company shall not effect or propose any of the following matters or their nearest equivalent in the case of a Group Company:

14.3.1    the entry into, termination, variation, waiver or breach of any arrangement or any contract with HgCapital, NewCo or any shareholders of NewCo save where

(i)           it is detailed in the Business Plan; or

(ii)          the circumstances detailed in Clause 13.3.1 exist and any such arrangement or contract is, in the reasonable opinion of NewCo, required to avoid or to remedy an Event of Default under the Facility Documents (provided that if such arrangement or contract so required comprises a loan facility, guarantee or similar agreement or arrangement for or in connection with the provision of a loan facility, guarantee or other security or similar arrangement it shall be on reasonable and usual commercial terms having regard to the current trading position of the Group and the time frame within which such arrangement has to be provided).

14.3.2    (save to the extent contemplated by clause 3.7) any issue of Shares or other securities pursuant to any employee share scheme and which is not, by reason of its nature, subject to the provisions of section 89 of the Act.

15          Budgets and information

15.1       Financial Information

15.1.1    The Company shall prepare and submit to NewCo the following information as soon as possible and no later than the dates/times set out below:

(i)           the audited consolidated accounts of the Group together with the related audit and management letters and all material and relevant correspondence between the Company and the auditors of the Company concerning such Audited Accounts completed and approved by the Board for the previous financial year within four months of the end of each financial year;

(ii)          the unaudited consolidated results of the Company for the previous financial year within 25 Business Days of the end of each financial year;

(iii)         if so requested by NewCo and at NewCo’s cost, interim consolidated un-audited accounts of the Group for the period 1 December 2003 to 31 May 2004 provided that (i) NewCo shall only be entitled to make such request where if considers that any Warranty has been breached and (ii) the preparation of such interim accounts shall be at the cost of the Company if, having been requested so to do, it fails to prepare the same on or prior to 20 June 2004;

(iv)         a detailed draft Business Plan for the Group for the following financial year one month before the end of each financial year (including estimated major items of revenue and capital expenditure) in such form and detail as NewCo reasonably require. The Business Plan shall be broken down on a monthly basis, shall contain a cash flow forecast and a balance sheet showing the projected position of the Group as at the end of the following financial year;

(v)          monthly unaudited management accounts including (1) a profit and loss account, balance sheet and cash flow statement and cash flow forecast for the next three months (2) an analysis of other revenue and (3) a comparison of results with the Budget within 20 Business Days after the end of each month; and

(vi)         such further financial or management information as NewCo may on reasonable notice reasonably require from time to time relating to the Group.

Each of the Managers shall use his reasonable endeavours (according to his position in the Group) to procure full and prompt performance by the Company of its obligations under this Clause 15.1.

15.2       Failure to provide information

If the Company fails to provide any of the information provided for in this Clause 15 within the time period specified, NewCo shall be entitled to appoint a firm of accountants to produce such financial information at the Company’s expense. The Managers and the Company shall use reasonable endeavours to procure, so far as they are able, that the

Company provides all information and assistance reasonably required by the accountants appointed pursuant to this Clause 15.2.

15.3       Rights to information

15.3.1    NewCo and any person designated by it may at all reasonable times discuss the affairs, finances and Audited Accounts of the Company and the Group with its Shareholders, officers and principal executives.

15.3.2    NewCo and a firm of accountants nominated by NewCo at NewCo’s expense will be entitled to examine the books and Audited Accounts of the Company upon reasonable notice and, whether or not there is a B Director, the Company shall supply NewCo with all information relating to the business affairs and financial position of the Company as NewCo may on reasonable notice from time to time reasonably require.

15.4       Facility Documents

The Company shall deliver to NewCo at the same time as it delivers the information to the Bank or its advisers, any information (including any document) which is required to be given under the Facilities Documents.

16          Confidentiality

16.1       Confidential Information

Subject to Clauses 11.2 and 16.4, the parties shall use all reasonable endeavours to keep confidential and to ensure that their respective officers, employees, agents and professional and other advisers keep confidential any information (the “Confidential Information”):

16.1.1    relating to the customers, business, assets or affairs of the Group which they may have or acquire through ownership of an interest in the Company; or

16.1.2    relating to the customers, business, assets or affairs of the other parties or any member of their group which they may have or acquire through being a Shareholder or making appointments to the Board or through the exercise of its rights or performance of its obligations under this Agreement, and no party may use for its own business purposes or disclose to any third party any Confidential Information belonging to another party without the consent of such other party.

16.2       Restrictions

This Clause 16 does not apply to:

16.2.1    information which is or becomes publicly available (otherwise than as a result of a breach of this Clause 16);

16.2.2    information which is independently developed by the relevant party or acquired from a third party, to the extent that it is acquired with the right to disclose it;

16.2.3    information which was lawfully in the possession of the relevant party free of any restriction on disclosure as can be shown by that party’s written records or other reasonable evidence;

16.2.4    information which following disclosure under this Clause 16, becomes available to the relevant party (as can be demonstrated by that party’s written records or other reasonable evidence) from a source which is not bound by any obligation of confidentiality in relation to such information;

16.2.5    subject to clause 16.3 the disclosure by a party of Confidential Information to its directors or employees or to those of its Associated Companies who need to know that confidential information in its reasonable opinion for purposes relating to this Agreement but those directors and employees shall not use that Confidential Information for any other purpose;

16.2.6    the disclosure of information to the extent required to be disclosed by law or any court of competent jurisdiction, any governmental official or regulatory authority (including the Financial Services Authority, the London Stock Exchange PLC and the Panel on Takeovers and Mergers) or any binding judgment, order or requirement of any other competent authority;

16.2.7    the disclosure of information to any tax authority to the extent reasonably required for the purposes of the tax affairs of the party concerned or any member of its group;

16.2.8    the disclosure to a party’s professional advisers of information reasonably required to be disclosed for purposes relating to this Agreement;

16.2.9    any announcement, or circular made, or information provided in accordance with the terms of Clause 20.

16.3       Restrictions on forwarding Confidential Information

Each party shall inform any shareholder, officer, employee or agent or any professional or other adviser advising it in relation to matters relating to this Agreement, or to whom it provides Confidential Information (each a “Permitted Recipient”), that such information is confidential and shall instruct them:

16.3.1    to keep it confidential; and

16.3.2    not to disclose it to any third party (other than those persons to whom it has already been or may be disclosed to in accordance with the terms of this Clause 16) and such party shall remain liable for any breach of confidentiality by its Permitted Recipients to the same extent as would be the case if such breach had been committed by the disclosing party itself.

16.4       Damages not an adequate remedy

Without prejudice to any other rights or remedies which a party may have, the parties acknowledge and agree that damages would not be an adequate remedy for any breach of this Clause 16 and the remedies of injunction, specific performance and other equitable relief are appropriate for any threatened or actual breach of any such provision and no proof of special damages shall be necessary for the enforcement of the rights under this Clause 16.

16.5       Survival

16.5.1    A disclosing party shall remain responsible for any breach of this Clause 16 by the person to whom that Confidential Information is disclosed.

16.5.2    The provisions of this Clause 16 shall survive the termination of this Agreement for whatever cause.

17          Exit

17.1       Consultation

17.1.1    It is the parties’ intention to effect a Sale or Listing within the period of two to five years of the date of this Agreement. Except in respect of any matter where any party could have a conflict of interest, the parties agree to keep one another informed of all and any developments which might lead to any Sale or Listing.

17.1.2    If the parties agree to seek an Exit, they shall co-operate fully with each other and the Company and their respective financial and other advisers to achieve such a Sale or a Listing in accordance with the rules and regulations of the recognised investment exchange to which the application for Listing is made (the “Exchange”) and other applicable laws.

17.1.3    No Listing shall be obtained unless all of the A, B and C Shares have either been redeemed, are Shares of the class to be listed or are converted in accordance with the Articles into Shares of the class to be Listed.

17.2       No Warranties

In relation to an Exit, NewCo will not give any warranty or indemnity to any person (other than a warranty as to title to any Shares of the Company to be sold by them at that time) nor any undertakings in respect of the disposal of any of their Shares.

17.3       No restrictions on sale of Shares

Following Listing, NewCo and the Existing Shareholders may deal freely in any Shares subject to any orderly marketing undertakings which they may agree.

17.4       Information

NewCo shall be entitled to pass information to third parties (subject to the third party agreeing to suitable confidentiality restrictions) with a view to effecting or facilitating an Exit.

17.5       Managers undertaking on Exit

Each of the Managers acknowledges that to assist in achieving a Sale or a Listing he may be requested:

17.5.1    to make presentations and prepare information memoranda or a prospectus with a view to effecting such Sale or Listing;

17.5.2    upon a Listing, to undertake not to sell his shares or a proportion of his shares for a period following the Listing, in the manner, to the extent and for such period as shall be recommended by the Board and NewCo subject to the advice of the sponsors of the Listing; and

17.5.3    upon a Listing or Sale, to provide warranties to potential acquirers or underwriters,

provided that no Manager shall be obliged to give any such undertaking or warranty and each Manager undertakes that he will not seek any additional benefit from NewCo or the Company as consideration for his agreement to give any such undertaking or warranty.

18          Transfers and issue of Shares

18.1       Transfer restrictions for Managers

Save in respect of transfers permitted by the Articles each of the Managers undertakes to NewCo not to, nor to agree to, do any of the following other than with the consent of the Board by resolution in respect of which a B Director has voted in favour:

18.1.1    pledge, mortgage, charge or otherwise encumber any of their Shares or any interest in any of their Shares;

18.1.2    sell, transfer or otherwise dispose of, or grant any option over, any of their Shares or any interest in its Shares; or

18.1.3    enter into any agreement in respect of the votes attached to any of their Shares.

18.2       Assumption of obligations

The parties shall procure that no person other than an existing Shareholder acquires any Shares either (i) from a party hereto or (ii) in excess of 5% of the Ordinary Shares Capital unless it enters into a Deed of Adherence.

19          Termination

19.1       If NewCo and / or it’s Corporate Permitted Transferees and/or its Investment Funds have at the relevant time received Cash Receipts equal to at least one and half times the Investment Commitment, this agreement shall terminate forthwith in the event that the Shares held by NewCo and its Corporate Permitted Transferees and its Investment Funds (as defined in the Articles) shall at any time represent less than 15 per cent of the issued share capital of the Company, such termination to be without prejudice to the rights of the parties hereto in respect of any antecedent breach of the terms of this Agreement.

19.2       This Agreement will terminate forthwith upon the occurrence of a Conversion Event, such termination to be without prejudice to the rights of the parties hereto in respect of any antecedent breach of the terms of this Agreement.

20          Public announcements

Save for the Press Announcement, no party may make any public announcement or issue any circular relating to the Group or this Agreement without the prior written approval of a B Director, the A Director and another Director, such consent not to be unreasonably withheld. This does not affect any announcement or circular required by law or any regulatory body or the rules of any recognised stock exchange, but the party with an obligation to make an announcement or issue a circular shall consult with the other party/parties so far as is reasonably practicable before complying with such obligation.

21          Notices

21.1       Addresses

Any notice, claim or demand in connection with this Agreement shall be in writing in English (each a “Notice”) and shall be sufficiently given if delivered or sent to the recipient at its fax number, telex number or address set out in Schedule 1 or any other fax number, telex number or address notified to the sender by the recipient for the purposes of this Agreement and marked “IMPORTANT LEGAL NOTICE” and in the case of a notice to NewCo a copy shall be sent to NewCo’s Solicitors marked for the attention of “Graham White” and to HgCapital marked for the attention of “Nic Humphries”.  In the case of a notice to the Company, a copy shall also be sent to the Company’s Solicitors, DLA at 3 Noble Street, London, EC2V 7EE, marked for the attention of Mark Taylor.  Where sent to a recipient’s address it may be sent by messenger or prepaid post (first class in the case of service in the United Kingdom and airmail in the case of international service). Any Notice shall be deemed to have been received on the next working day in the place to which it is sent, if sent by telex, fax or messenger, or 48 hours from the time of posting, if sent by post.

21.2       Death

If any such person dies, until the party giving a Notice has received notice in writing of the grant of probate of his or her will or letters of administration of his or her estate (or equivalent) any Notice so given shall be as effectual as if he or she were still living.

22          Whole agreement and remedies

22.1       Whole agreement

22.1.1    This Agreement and any other documents referred to herein contain the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.

22.1.2    The Managers and the Existing Shareholders hereby confirm that there are no other agreements between any of them or any of them and the Company other than this Agreement and any agreements referred to in this Agreement.

22.2       No inducement

Each of the parties acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

22.3       Legal advice

Each party to this Agreement confirms it has received proper legal advice relating to all the matters provided for in this Agreement, including the provisions of this Clause 22, and agrees, having considered the terms of this Clause 22 and the Agreement as a whole, that the provisions of this Clause 22 are fair and reasonable.

23          General

23.1       Survival of rights, duties and obligations

Termination of this Agreement for any cause shall not release a party from any liability which at the time of termination has already accrued to another party or which thereafter may accrue in respect of any act or omission prior to such termination.

23.2       Conflict with the Articles

In the event of any ambiguity, discrepancy or conflict between the provisions of this Agreement and the Articles, it is intended that the provisions of this Agreement shall prevail and accordingly the Managers, the Existing Shareholders and NewCo shall exercise all voting and other rights and powers available to them so as to give effect to the provisions of this Agreement and shall further if necessary use reasonable endeavours to procure any required amendment to the Articles. The Company is excluded from any obligation contained in this Agreement to the extent that such obligation would constitute an unlawful fetter on the Company’s statutory powers.

23.3       No partnership

Nothing in this Agreement shall be deemed to constitute a partnership between the parties nor constitute any party the agent of any other party for any purpose.

23.4       Release etc.

Any liability to any party under this Agreement may in whole or in part be released, compounded or compromised or time or indulgence given by that party in its absolute discretion as regards any party under such liability without in any way prejudicing or affecting its rights against any other party under the same or a like liability, whether joint and several or otherwise.

23.5       Waiver

No failure of any party to exercise, and no delay by it in exercising, any right, power or remedy in connection with this Agreement (each a “Right”) shall operate as a waiver of that Right, nor shall any single or partial exercise of any Right preclude any other or further exercise of that Right or the exercise of any other Right.

23.6       Variation

No variation of this Agreement shall be effective unless in writing and signed by each of the parties.

23.7       Successors and Assigns

23.7.1    The parties hereto agree that the benefit of every provision in this Agreement is given to NewCo for itself and its successors in title. Accordingly, NewCo (and its successors in title) may, without the consent of the other parties hereto, assign to the beneficial owner for the time being of the B Shares the benefit of all or any of the Managers’ and Existing Shareholders’ obligations under this Agreement, and/or any benefit arising under or out of this Agreement.

23.7.2    This Agreement shall not be capable of being assigned without the consent of the parties hereto.

23.8       Further assurance

At any time after the date of this Agreement the parties shall, and shall use all reasonable endeavours to procure that any necessary third party shall, at the cost of the relevant party execute such documents and do such acts and things as that party may reasonably require for the purpose of giving to that party the full benefit of all the provisions of this Agreement.

23.9       Invalidity

If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but under the law of any jurisdiction, the legality, validity or enforceability of such provision or part under the law of any other jurisdiction and the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

23.10     Counterparts

This Agreement may be entered into in any number of counterparts (whether original or facsimile counterparts), all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart.

23.11     Costs

The Company shall pay:

23.11.1  all the fees set out in the Fee Schedule; and

23.11.2  the annual costs incurred by NewCo in relation to its ongoing administration and audit such amount not to exceed £12,000 plus disbursements per annum.

23.11.3  upon the occurrence of a Conversion Event, provided that immediately after the Conversion Event the B Shares shall have received the Acquisition Price in full on each B Share, a fee to NewCo of:

(i)           £250,000 if the Investment Commitment at Completion is less than £44,000,000; or

(ii)          £400,000 if the Investment Commitment at Completion is more than £44,000,000.

23.12     Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

24          Governing law and submission to jurisdiction

24.1       Governing law

This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein shall be governed by and construed in accordance with English law.

24.2       Jurisdiction

All the parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and the documents to be entered into pursuant to it and accordingly any proceedings arising out of or in connection with this Agreement shall be brought in such courts.

24.3       Submission and Waiver

All the parties irrevocably submit to the jurisdiction of such courts and waive any objection to proceedings in any such court on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum.

25          Authority to Deliver

The signature or sealing of this Agreement by or on behalf of a party shall constitute an authority to the solicitors, or an agent or employee of the solicitors, acting for that party in connection with this Agreement to deliver it as a deed on behalf of that party.

Schedule 1
Part 1
The Managers

Name	Address	Number of Ordinary Shares held
Stephen Ian Lee Barber	Little Robertson Sleepers Hill Winchester Hampshire S022 4NA	304,250 C Shares

Richard Charles Pearce	18 Idsworth Close Horndean Hampshire PO8 0DW	58,501 C Shares

Stephen Thompson	23 Hazel Grove Clanfield Hampshire PO8 0LE	120,000 A Shares 75,000 C Shares

Paul William Hannah	10 Avon Castle Drive Ringwood Hampshire BH24 2BA	1 A Share 131,049 C Shares

Paul Anthony Holmes	The Woodpeckers 54 The Avenue Fareham Hampshire PO14 1NZ	120,000 A shares 81,400 C shares

Anthony William Leonard	20 College Close Rowlands Castle Hampshire PO9 6AJ	25,200 C Shares

Matthew Cornell	36 Parkstone Avenue Southsea Hampshire PO4 0QZ	65,817 C Shares

Adam Peter Wray	21 Beacon Square Emsworth Hampshire PO10 7HU	18,334 C Shares

Schedule 1
Part 2
NewCo

Name:	XTX HgCapital Jersey Limited

Registered Number:	85828

Registered Office:	22 Grenville Street, St Helier, Jersey JE4 8PX

Directors:	Nic Humphries Gareth Essex-Cater Helen Grant

Authorised Share Capital:	£56,000,000 divided into 56,000,000 ordinary shares of £1 each

Issued Share Capital:	£2

Shareholders:	Rowan Nominees Limited A/C RR 1 x £1 Ordinary Share Rowan Nominees Limited 1 x £1 Ordinary Share

Schedule 1
Part 3
Existing Shareholders

Name	Address	Number of Ordinary Shares held
William Kennedy Wilkie	Cranmere House East Lavant Chichester West Sussex PO18 0AD	1,624,774 A Shares 145,987 C Shares

Derek Holt	Marley Wood Chilworth Road Chilworth Southampton SO16 7LA	790,226 A Shares 94,453 C Shares

Michael John Dinham	Westfield House St Andrews Park Burnetts Lane Horton Heath SO50 7DG	1,050,000 A Shares 55,200 C Shares

Schedule 1
Part 4
Additional Warranty Covenantors

Name	Address
Alison Griffiths	Greenmount Cottage Shaldon Alton Hampshire GU34 4DU

David Martin	4 Chilbolton Mews 19 Chilbolton Avenue Winchester Hampshire SO22 5HU

Piotr Nahajski	9 Christchurch Road Winchester Hampshire SO23 9SR

Schedule 2
Part 1
Particulars of the Company pre-completion of this Agreement

Registered Number:	4057904

Registered Office:	Langstone Road, Havant, Hampshire PO9 1SA

Date and place of incorporation:	22 August 2002, UK

Directors:	Stephen Ian Lee Barber Michael John Dinham Derek Holt David Hugh Martin Piotr Jan Nahajski William Kennedy Wilkie

Secretary:	Derek Holt

Accounting reference date:	30/11

Auditors:	PricewaterhouseCoopers LLP

Authorised Share Capital:	£450,000 divided into: 7,458,734 A Ordinary Shares of 1 pence each; 1,856,250 B Ordinary Shares of 1 pence each and 35,685,016 C Ordinary Shares of 1 pence each

Charges:	Debenture - HSBC Bank PLC

Schedule 2
Part 2
Particulars of the Subsidiaries pre-completion of this Agreement

Company Name:	Xynet Limited

Registered Number:	2857525

Registered Office	Langstone Road, Havant, Hampshire

Date and place of incorporation:	28/09/1993, UK

Directors:	Michael John Dinham Derek Holt William Kennedy Wilkie

Secretary:	Derek Holt

Accounting reference date:	30/11

Auditors:	no auditors

Authorised Share Capital:	£10,000,000 divided into £1 shares

Issued and fully paid-up Share Capital:	Registered Member	Beneficial Owner

	6,000,000 Xyratex Technology Limited	Xyratex Technology Limited

Charges:	(1) Fixed and floating charge - HSBC Bank PLC (2) Fixed and floating charge - Murray Johnstone Limited as trustee for the noteholders.

Company Name:	Xyratex Technology Limited

Registered Number:	3134912

Registered Office	Langstone Road Havant, Hampshire PO9 1SA

Date and place of incorporation:	6/12/1995, UK

Directors:	Derek Holt Michael John Dinham William Kennedy Wilkie

Secretary:	Derek Holt

Accounting reference date:	31/11

Auditors:	PricewaterhouseCoopers

Authorised Share Capital:	£1,000 divided into £1 shares

Issued and fully paid-up Share Capital	Registered Member	Beneficial Owner

	1 ordinary share Xyratex Group Limited	Xyratex Group Limited

Charges	Fixed and floating charge - HSBC Bank PLC

Company Name:	Xyratex International Limited

Registered Number:	3078508

Registered Office	Langstone Road Havant, Hampshire PO9 1SA

Date and place of incorporation:	6/7/1995, UK

Directors:	Derek Holt Michael John Dinham William Kennedy Wilkie

Secretary:	Derek Holt

Accounting reference date:	30/11

Auditors:	PricewaterhouseCoopers

Authorised Share Capital:	£100 divided into £1 shares

Issued and fully paid-up Share Capital	Registered Member	Beneficial Owner

	2 ordinary shares Xyratex Technology Limited	Xyratex Technology Limited

Charges	Fixed and Floating charge - HSBC Bank PLC

Company Name:	Xyratex Trustees Limited

Registered Number:	4057598

Registered Office	Langstone Road Havant, Hampshire PO9 1SA

Date and place of incorporation:	22/8/2000, UK

Directors:	Derek Holt William Kennedy Wilkie

Secretary:	Derek Holt

Accounting reference date:	30/11

Auditors:	no auditors

Authorised Share Capital:	£1,000 divided into £1 shares

Issued and fully paid-up Share Capital	Registered Member	Beneficial Owner

	2 ordinary shares Xyratex Technology Limited	Xyratex Technology Limited

Charges	none

Company Name:	Xyratex Holdings (UK) Limited

Registered Number:	3175681

Registered Office	Langstone Road Havant, Hampshire PO9 1SA

Date and place of incorporation:	20/3/96, UK

Directors:	Derek Holt William Kennedy Wilkie

Secretary:	Derek Holt

Accounting reference date:	30/11

Auditors:	PricewaterhouseCoopers

Authorised Share Capital:	£5,000,000 divided into £1 shares

Issued and fully paid-up Share Capital	Registered Member	Beneficial Owner

	4,380,000 ordinary shares Xyratex Technology Limited	Xyratex Technology Limited

Charges	Debenture - HSBC Bank PLC

Company Name:	Xyratex (Singapore) Limited

Registered Number:	02857496

Registered Office	Langstone Road Havant, Hampshire PO9 1SA

Date and place of incorporation:	28/9/1993 UK

Directors:	Derek Holt Michael John Dinham William Kennedy Wilkie

Secretary:	Derek Holt

Accounting reference date:	30/11

Auditors:	PricewaterhouseCoopers

Authorised Share Capital:	£1,000 divided into £1 shares

Issued and fully paid-up Share Capital	Registered Member	Beneficial Owner

	2 ordinary shares Xyratex Technology Limited	Xyratex Technology Limited

Charges	none

Company Name:	Xyratex Integrated Systems Limited

Registered Number:	01926146

Registered Office	Langstone Road, Havant, Hampshire, PO9 1SA

Date and Place of Incorporation:	26 June 1985, England & Wales

Directors:	Stephen Barber
Paul Anthony Holmes
Anthony William Leonard

Secretary:	Paul Anthony Holmes

Accounting Reference Date:	30 November

Auditors:	PricewaterhouseCoopers

Authorised Share Capital:	£4,000 divided into 4,000,000 ordinary shares of £0.001 pence each

Issued Share Capital:	£4,000 divided into 4,000,000 ordinary shares of £0.001 pence each

Registered Member:	Xyratex Technology Limited

Charges:	None

Company Name:	Xyratex Holdings Inc

Registered Number:	3122528

Registered Office:	2031 Concourse Drive, San Jose, California 95131, USA.

Date and Place of Incorporation:	22 November 1999, State of Delaware, USA.

Directors:	Stephen Barber
Mark Samson
Chris Sharman

Secretary:	N/A

Accounting Reference Date:	30th November

Authorised Share Capital:	6,000,000 stock at US$0.01 per unit of stock

Issued Share Capital:	3,000,000 stock at US$0.01 per unit of stock

Registered Member:	Xyratex Group Limited

Charges:	None

Company Name	Xyratex International Inc

Registered Number:	C1394516

Registered Office	2031 Concourse Drive, San Jose, California 95131, USA.

Date and Place of Incorporation:	18 December 1986, State of California USA

Directors:	Stephen Barber
Mark Samson
Chris Sharman

Secretary:	N/A

Accounting Reference Date:	30th November

Authorised Share Capital:	20,000,000 units of stock

Issued Share Capital:	9,600,000 units of stock

Registered Member:	Xyratex Holdings Inc

Charges:	None

Company Name:	Xyratex Holdings (Netherlands) BV

Registered Number:	BV 563.396

Registered Office	Herengracht 469, 1017 BS, Amsterdam.

Date and Place of Incorporation:	3rd June 1996, Netherlands.

Director	Stephen Barber
Derek Holt

Secretarial Agents:	First Alliance Trust NV

Accounting Reference Date:	30th November

Authorised Share Capital:	NLG200,000 divided into 200 shares of NLG 1,000 each.

Issued Share Capital:	180 shares of NLG 1,000 each.

Registered Member:	Xyratex Holdings (UK) Limited

Charges:	None

Registered Name:	Bigbyte Europe BV

Registered Number:	BV 517.924

Registered Office	Herengracht 469, 1017 BS, Amsterdam.

Date and Place of Incorporation:	28th April 1995, Netherlands.

Directors:	Stephen Barber
First Alliance Trust NV

Secretarial Agents:	First Alliance Trust NV

Accounting Reference Date:	30th November

Authorised Share Capital:	NLG200,000 divided into 100 shares of NLG2,000 each

Issued Share Capital:	NLG40,000 divided into 400 shares of NLG100 each

Registered Member:	Xyratex Holdings (Netherlands) BV

Charges:	None

Company Name:	Xyratex (Malaysia) Sdn Bhd

Registered Number:	450236-W

Registered Office	22nd Floor, Wisma Cyclecarri, 288 Jalan Raja Laut, 50350, Kuala Lumpur.

Date and Place of Incorporation:	16th October 1997, Malaysia

Directors:	Stephen Barber
Neil Watson
Yeow Seng Lee (known as YS Lee)

Secretarial Agents:	See Siew Cheng and Leong Shiak Wan.

Evatthouse Corporate Services Private Limited (an affiliate of PricewaterhouseCoopers), 8 Cross Street, #11-00, PWC Building, Singapore, 048424.

Accounting Reference Date:	30th November

Auditors:	PricewaterhouseCoopers

Authorised Share Capital:	RM 25,000,000 divided into 25,000,000 shares of RM1.00 each

Issued Share Capital:	RM 15,000,000 divided into 15,000,000 shares of RM1.00 each

Registered Member:	Xyratex Technology Limited

Charges:	None

Schedule 3
Warranties

1             Accounts and Management Accounts

(i)            The Accounts have been prepared in accordance with applicable law and on a basis consistent with that adopted in the preparation of the audited accounts of the Company for the previous financial year of the Company and in accordance with all Financial Reporting Standards and Statements of Standard Accounting Practice in force at the date hereof as made or adopted by the Accounting Standards Board and all generally accepted accounting principles and practices in the United Kingdom and give a true and fair view of the assets and liabilities and state of affairs of the Group as at 30 November 2002 and its profits and losses for the relevant period ended on the 30 November 2002.

(ii)           The Management Accounts have been carefully prepared on a basis consistent with the previous monthly management accounts of the Group and in accordance with the accounting policies applied to the Accounts and each Manager is not aware of any material inaccuracy in those management accounts.

2             Material Litigation

So far as the Warrantor is aware otherwise than as claimant in the routine collection of debts arising in the ordinary course of business for amounts not exceeding £200,000,

(i)            no Group Company is a claimant, defendant or otherwise a party to any litigation which is in progress against or concerning the relevant Group Company and pursuant to which damages in excess of £200,000 are claimed; and

(ii)           there are no circumstances which are likely to give rise to any such litigation.

3             Material customers

So far as the Warrantor is aware, no material customer of any Group Company has given notice to the Company of its intention to cease to do business with such Group Company and the Warrantor is not otherwise aware that any such material customer intends to cease to do business or materially vary the terms on which such customer does business with the relevant Group Company.

4             Assets

So far as the Warrantor is aware, all of the material assets of the Group which are described and included in the Accounts and/or the Management Accounts are:

(i)            legally and beneficially owned by a member of the Group; and

(ii)           are so owned free from all encumbrances; and

(iii)          there are no agreements or commitments to give or create, and no claim has been made by any person entitled to any encumbrance over such assets;

5             Material contracts

So far as the Warrantor is aware, no Group Company is in default in relation to any material contract which would or is reasonably likely to have a material and adverse effect on the financial or trading position of any member of the Group and so far as the Warrantor is aware, all such contracts are valid and binding obligations on the parties thereto.

6             Warranties in relation to the Company

The particulars of the Company and the Subsidiaries set out in Schedule 2 are correct.

7             Warranties in relation to the Managers

7.1         Managers free to become Directors etc.

The Warrantor is free to be or become or continue to be an employee, director and shareholder of the Company and to devote the whole of his time and attention to the business and affairs of the Company and he is not bound by any restriction, covenant or other obligation or commitment which would in any way impair his ability so to do.

7.2         The Managers

Save as disclosed by the Warrantor in his Managers’ Questionnaires:

7.2.1      there are no existing contracts or arrangements to which the Company or any Subsidiary is a party and in which he and/or any person who is a connected person with him is interested;

7.2.2      he is neither alone or jointly with or as manager, adviser, consultant, agent or employee of any person directly or indirectly engaged in any business other than that of the Company and its Subsidiaries;

7.2.3      he is not concerned or interested in any way in any business competing with that carried on by the Company or any Subsidiary or the business of any supplier or customer of the Company or any Subsidiary; and

7.2.4      he has never been charged with or convicted of any criminal offence other than a road traffic offence (except one for which a custodial sentence, whether suspended or not, was imposed) nor have bankruptcy or any analogous proceedings been brought or threatened in respect of him, and he is not aware of any facts or matters which they believe might give rise to any such criminal or bankruptcy proceedings.

7.3         Managers’ Questionnaires

The answers given by him in his Manager’s Questionnaire are true and accurate save for the statement as to the his net assets which is materially accurate.

7.4         Brokerage or Commissions

There is no agreement or arrangements under which he or any of his connected persons is to receive from any person and, so far as he is aware, no person (other than SSSB is entitled to receive from any Group Company, any finders’ or other fee, brokerage or commission in connection with this Agreement or any of the matters contemplated or referred to in those agreements.

7.5         Statutory Declaration under Section 155

He is, and knows of no reason why he will not remain, of the opinion required by section 156(2) of the Act in relation to the granting by the Company (and each or any of its Subsidiary) of security for the secured facilities under the Facility Documents so as to be able to give the statutory declaration for at least the three months following the date of this Agreement.

7.6         General

This Agreement constitutes a legal, valid and binding obligation on him enforceable in accordance with its terms.

7.7         Initial Business Plan

7.7.1      All factual information contained in the Initial Business Plan was when given and is at the date of this Agreement true and accurate in all material respects. The financial forecasts, projections and estimates contained in the Initial Business Plan have been diligently prepared have been carefully considered by the Warrantor and are believed to be fair and reasonable having regard to the information available and the market conditions prevailing at the time of their preparation and are not in need of any amendment.

7.7.2      All material assumptions on which the Initial Business Plan has been based have been carefully considered by him and are honestly believed to be reasonable or made on reasonable grounds having regard to the information available and the market conditions prevailing at the time of their preparation and are not in need of any amendment, modification or other alteration;

7.8         Reports

7.8.1      He has read the Accountants Report and he:

(i)           is not aware of any material inaccuracy as to the factual matters in the Accountants’ Report;

(ii)          believes the assumptions upon which the forecasts and projections in respect of the three years ending 30 November 2005 are based, to be reasonable at the present time in all material respects to the extent that they are consistent with those set out in the Initial Business Plan;

(iii)         does not believe the Accountants’ Report taken as a whole to be misleading in any material respect.

7.8.2      He has read the Legal Due Diligence Report and:

(i)           he confirms that so far as he is aware all statements of fact therein are true and accurate in all material respects;

(ii)          with the exception of those matters which are specifically excluded from the scope of the Legal Due Diligence Report, confirms that he is not aware of any material facts or matters relating to the Business not stated in the Legal Due Diligence Report, the omission of which makes any statements contained therein misleading in any material respect;

(iii)         does not materially disagree with any of the expressions of opinion stated therein;

provided always that for the purposes of this warranty the Legal Due Diligence Report shall be deemed to only include:-

(i)           the Executive Summary;

(ii)          the Group Structure Chart contained at Annex 5;

(iii)         Annex 6;

(iv)         Annex 7;

(v)          the list of properties currently occupied by the Group as contained on pages 1 and 2 of Annex 10;

(vi)         paragraph 1.2 and Schedule 1 of Annex 11;

(vii)        Annex 12;

(viii)       Annex 13; and

(ix)          Annex 15.

Schedule 4
Part 1
Matters to be effected on or prior to signature of this Agreement

1             the delivery to NewCo of the Reports and the Business Plan;

2             the delivery to NewCo of the Manager’ Questionnaires;

3             the receipt by NewCo of references satisfactory to NewCo in respect of each Manager;

4             the delivery to NewCo of the Disclosure Letter;

5             the delivery to NewCo of the Existing Shareholder Irrevocable Undertakings and the Managers Irrevocable Undertakings and the Additional Warranty Covenantors Irrevocable Undertakings;

6             the delivery to NewCo of duly executed Share Repurchase Agreements signed by the Selling Shareholder;

7             the delivery to the Company of an opinion letter from Mourants confirming that NewCo is duly incorporated and has the required capacity to enter into this Agreement and that the execution by NewCo of this Agreement has been duly authorised.

Schedule 4
Part 2
Matters to be effected on or prior to Completion of this Agreement

1             The passing of directors’ and shareholders’ resolutions in the agreed form at a duly convened Board meeting and an extraordinary general meeting convened at short notice inter alia to:

(a)           authorise the allotment of the NewCo Shares;

(b)          adopt the New Articles;

(c)           approve the Share Repurchase and the transfer of the shares pursuant to the Offer;

(d)          issue the NewCo Shares credited as fully paid to NewCo and enter its name in the register of members in respect thereof;

(e)          deliver to NewCo certificates for the Shares subscribed by them;

(f)           appoint Nic Humphries and such other person as nominated by NewCo (if any) as directors of the Company;

(g)          decrease the authorised share capital of the Company to £300,000;

(h)          adopt the Xyratex Group Limited 2003 Stock Option Plan.

2             NewCo shall pay to the Company the sum due from it/them pursuant to Clause 3.2 by telegraphic transfer to the bank account of the Company or as it shall direct.

3             The Articles of Association of NewCo shall be altered so as to incorporate the amendments set out in the attached draft.

Schedule 5
Deed of Adherence

THIS DEED is made the [•] day of [•] by [•]

WHEREAS

(A)         By a [transfer]/[subscription for shares] dated [of even date herewith] [•] [(the “Transferor”) transferred to [•] (the “Transferee”)] [(the “Subscriber”) subscribed for] [•] Shares of [•] each in the capital of [•] (the “Company”) (the “Shares”).

(B)          This Agreement is entered into in compliance with the terms of Clause 18.2 of an Agreement dated [•] made between (1) the Managers (2) NewCo; (3) the Company; (4) the Existing Shareholders; and (5) the Additional Warranty Covenantors (all such terms as are therein defined) (the “Subscription Agreement”).

It is hereby agreed as follows:

1             The [Transferee] [Subscriber] hereby agrees to assume the benefit of the rights [of the Transferor] under the Subscription Agreement in respect of the Shares and (subject to Clause [4] below) hereby agrees to assume and assumes the burden of the [Transferor’s] obligations under the Subscription Agreement to be performed after the date hereof in respect of the Shares.

2             The [Transferee] [Subscriber] hereby agrees to be bound by the Subscription Agreement in all respects as if it were a party to the Subscription Agreement as [an Investor] [a Manager] and to perform[:

2.1         all the obligations of the Transferor in that capacity thereunder; and

2.2         all the obligations expressed to be imposed on such a party to the Subscription Agreement

[in both cases], to be performed or on or after the date hereof and subject always to Clause [4].

3             This Agreement is made for the benefit of:

3.1         the parties to the Subscription Agreement; and

3.2         any other person or persons who may after the date of the Subscription Agreement (and whether or not prior to or after the date hereof) assume any rights or obligations under the Subscription Agreement and be permitted to do so by the terms thereof, and this Agreement shall be irrevocable for so long as the [Transferee] [Subscriber] holds any Ordinary Shares in the capital of the Company without the consent of the Investors.

4             [For the avoidance of doubt:

4.1         no transferee who acquires shares from a Manager shall be liable under any of the Warranties (as defined in the Subscription Agreement) liability for which shall remain with the Manager; and

4.2         nothing in this Deed shall release the Transferor from any liability in respect of any obligations under the Subscription Agreement due to be performed prior to the date hereof.]

5             Each party to the Subscription Agreement does not:

5.1         make any representation or warranty or assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Subscription Agreement (or any agreement entered into pursuant thereto); or

5.2         make any representation or warranty or assumes any responsibility with respect to the content of any information regarding the Company [or any member of the group] or which otherwise relates to the [acquisition]/[subscription] of shares in the Company; or

5.3         assume any responsibility for the financial condition of the company [or any member of the Group] or any other party to the Agreement or any other document or for the performance and observance of the Agreement by the Company or any other party to the Agreement (save as expressly provided therein), and any and all conditions and warranties, whether express or implied by law or otherwise, are excluded save for the representations, warranties and undertakings contained in the Warranties.

6             This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

In witness whereof this Deed of Adherence has been duly executed as a deed.

Schedule 6
Existing Incentive Schemes

(i)            Xyratex plc Unapproved Company Share Option Plan

(ii)           Xyratex plc 2001 Approved Company Share Option Plan (No.2)

(iii)          Unapproved Schedule to the Xyratex plc 2001 Approved Company Share Option Plan (No.2)

(iv)          NSO Plan (Stock Option Plan for Employees of Xyratex Limited)

(v)           Ex-Employee Plan (Stock Option Plan for Non-Employees of Xyratex plc)

(vi)          ISO Plan (Xyratex plc 2000 Stock Option Plan)

(vii)         Xyratex Group Limited 2002 Employee Stock Purchase Plan

(viii)        Xyratex plc Phantom Share Plan (adopted 14 November 2001)

ATTESTATIONS

In witness whereof this Agreement has been duly executed as a deed.

SIGNED as a DEED by STEPHEN IAN LEE BARBER in the presence of:	}	STEPHEN IAN LEE BARBER

SIGNED as a DEED by RICHARD CHARLES PEARCE in the presence of:	}	RICHARD CHARLES PEARCE

SIGNED as a DEED by STEPHEN THOMPSON in the presence of:	}	RICHARD CHARLES PEARCE
AS ATTORNEY FOR AND ON BEHALF OF STEPHEN THOMPSON

SIGNED as a DEED by PAUL WILLIAM HANNAH in the presence of:	}	RICHARD CHARLES PEARCE
AS ATTORNEY FOR PAUL HANNAH

SIGNED as a DEED by PAUL ANTHONY HOLMES in the presence of:	}	PAUL ANTHONY HOLMES

SIGNED as a DEED by ANTHONY WILLIAM LEONARD in the presence of:	}	PAUL ANTHONY HOLMES AS ATTORNEY FOR WILLIAM LEONARD

SIGNED as a DEED by MATTHEW CORNELL in the presence of:	}	RICHARD CHARLES PEARCE
AS ATTORNEY FOR MATTHEW CORNELL

SIGNED as a DEED by ADAM PETER WRAY in the presence of:	}	PAUL ANTHONY HOLMES
AS ATTORNEY FOR ADAM WRAY

SIGNED as a DEED by MICHAEL JOHN DINHAM in the presence of:	}	MICHAEL JOHN DINHAM

SIGNED as a DEED by DEREK HOLT in the presence of:	}	D W BRADLEY
AS ATTORNEY

SIGNED as a DEED by DAVID HUGH MARTIN in the presence of:	}	DAVID HUGH MARTIN

SIGNED as a DEED by PIOTR JAN NAHAJSKI in the presence of:	}	PIOTR JAN NAHAJSKI

SIGNED as a DEED by WILLIAM KENNEDY WILKIE in the presence of:	}	WILLIAM KENNEDY WILKIE

SIGNED as a DEED by ALISON GRIFFITHS in the presence of:	}	ALISON GRIFFITHS

SIGNED as a DEED by XTX HgCapital Holdings Jersey acting by power of attorney	}	NIC HUMPRHIES

SIGNED as a DEED by Xyratex Group Limited acting by two Directors or one Director and the Secretary	}	MICHAEL JOHN DINHAM STEPHEN IAN LEE BARBER